EXHIBIT 99.1

National Western Life Announces First Quarter 2005 Earnings

Austin, Texas, May 6, 2005 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today consolidated net earnings of $16.2 million, or $4.47 per diluted share, for the quarter ended March 31, 2005. For the quarter ended March 31, 2004, the Company previously reported consolidated net earnings of $69.3 million, or $19.27 per diluted share. The first quarter of 2004 results include the effect of a required change in accounting principle for certain of the Company's annuity contracts in force which increased reported net earnings by $54.7 million, or $15.21 per diluted share. The Company's book value per share at March 31, 2005 increased to $227.13 from $225.62 per share at December 31, 2004.

Earnings from operations, excluding net realized gains and losses on investments(1), totaled $15.6 million, or $4.30 per diluted share, for the quarter ended March 31, 2005, compared with $13.7 million, or $3.80 per diluted share, for the quarter ended March 31, 2004. Mr. Moody indicated that the increase in operating earnings reflects a larger block of business generated from record sales levels the past few years. "Our life products are long duration contracts from which profits are earned as policyholders pay their premiums year after year. The rapid sales growth of the past few years has created a life book of business in force which has grown from $10 billion to nearly $14 billion in just over three years," Mr. Moody noted.

Commenting on operating performance, Mr. Moody observed that mortality experience was noticeably higher in the first quarter of 2005. "Policy benefit expenses increased from $10.0 million in the first quarter of last year to $12.2 million this year mainly due to higher reported death claims. However, there is no systematic pattern to death claims and quarterly fluctuations are typical," Mr. Moody stated. Other operating expenses increased from $10.4 million in the first quarter of 2004 to $11.0 million in the first quarter of 2005 reflecting the costs associated with complying with the new internal controls requirements under the Sarbanes-Oxley Act of 2002. "While we were pleased to receive a clean opinion from our auditors regarding the audit of our internal controls over financial reporting, the incremental auditor fees associated with this new requirement were approximately a half-million dollars," Mr. Moody indicated.

Investment performance continued to show gains as investment income, excluding index options (2), totaled $76.7 million in the first quarter of 2005 compared to $71.1 million in the first quarter of 2004. Mr. Moody noted that the Company's investment portfolio quality was better now than before the credit market downturn of the past few years. "The overall quality of our investment portfolio is much stronger today and there are no current impairment issues."

At March 31, 2005, the Company maintained total assets of $6.1 billion, stockholders' equity of $816 million, and life insurance in force of approximately $13.9 billion.

  The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

  The Company considers net investment income, excluding derivative income (loss), a useful measurement of the Company's underlying investment portfolio performance by removing the volatility from changes in fair values of derivative instruments. As net investment income, excluding derivative income (loss), is considered a non-GAAP financial measure, the following reconciliation is provided.

($'s in millions)	Three Months Ended
	March 31,

	2005	2004

Net investment income	$62.8	72.5
Derivative income (loss)	(13.9)	1.4

Net investment income
excluding derivative income (loss)	$76.7	71.1

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended
	March 31,

	2005	2004

Revenues:
Revenues, excluding realized investment
gains and derivative income (loss)	$106,330	97,619
Derivative income (loss)	(13,922)	1,386
Realized gains on investments	968	1,459

Total revenues	$93,376	100,464

Earnings:
Earnings from operations	$15,573	13,668
Net realized gains on investments	629	948
Cumulative effect of a change in
accounting principle	-	54,697

Net earnings	$16,202	69,313

Basic Earnings Per Share:
Earnings from operations	$4.34	3.84
Net realized gains on investments	0.17	0.27
Cumulative effect of a change in
accounting principle	-	15.39

Net earnings	$4.51	19.50

Basic Weighted Average Shares	3,591	3,554

Diluted Earnings Per Share:
Earnings from operations	$4.30	3.80
Net realized gains on investments	0.17	0.26
Cumulative effect of a change in
accounting principle	-	15.21

Net earnings	$4.47	19.27

Diluted Weighted Average Shares	3,625	3,597

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President
Chief Financial & Administrative Officer
(512) 719-2493
bpribyl@nationalwesternlife.com